UNITED STATES
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On June 6, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) is: (i) sharing details of a podcast interview with Gerald Haddock and David Strickland on problematic legacy deferred maintenance program left by previous Hartman administration, and (ii) a transcript of the respective podcast.

From the Trenches on: Deferred Maintenance and Proper Management

June 6, 2025

In this enlightening podcast episode, Gerald Haddock sits down with David Strickland, Director of Asset Management at Silver Star Properties REIT. Together, they candidly reflect on the true costs and extensive impacts of deferred maintenance, a problematic legacy left by the previous Hartman administration. Strickland highlights specific examples and substantial financial impacts—detailing a startling $32 million backlog in repairs.

This conversation underscores a powerful shift in strategy by the new leadership, dedicated to proactive, timely maintenance rather than costly deferrals. Strickland and his Asset Management Team have rigorously assessed the state of the properties, determined to restore value and ensure optimal conditions moving forward. Join us as we explore past missteps to gain clarity and focus on the robust plan in place, designed to recover from the past and protect the investments of our valued shareholders.

To view the conversation between David Strickland and Gerald Haddock, follow the video link: https://youtu.be/-dHI8zgUd6E.

Focus on Facts, Reject the Noise

Shareholders have overwhelmingly supported Silver Star’s independent leadership. In 2024, a majority selected the current directors and explicitly excluded Hartman. This decisive choice underscores shareholders' trust and confidence in our strategic direction. Hartman’s disruptive tactics and frivolous lawsuits divert critical resources away from achieving our collective goals and maximizing shareholder value.

Silver Star’s future under Gerald Haddock’s leadership remains bright, strategic, and resolutely committed to enhancing shareholder value. Reject misinformation, rely on facts, and support leaders who consistently exhibit integrity, dedication, and clear vision.

Your vote is crucial: Vote FOR the self-storage pivot and support Company Directors Haddock, Still, and Tompkins. A vote for liquidation would lead to a forced fire sale, significantly diminishing the value of your investment given current building conditions and lender pressures. Protect your investment—vote FOR strategic growth through self-storage.

Voting instructions have been sent via email and mail. For easy access, visit the proxy website at https://web.viewproxy.com/silverstarreit/2025 and vote FOR the self-storage initiative.

Investor Relations
investorrelations@silverstarreit.com
877-734-8876

For a full transcript of the podcast, please click the link below.
https://silverstarreit.com/wp-content/uploads/2025/06/GWH_Strickland_Podcast_Transcript.pdf

Silver Star Properties REIT, Inc.
From the Trenches on: Deferred Maintenance and Proper Management
Transcript

Gerald W. Haddock
Good morning to all of our shareholders. We appreciate your joining us at this time. We are continuing our episodes talking with key management of Silver Star REIT. Today we have with us David Strickland. David will visit with us about self-storage, about legacy assets, about management and what is happening at the company.

David Strickland
Thank you, Gerald. I appreciate you having me here and I appreciate the opportunity to speak to you; the shareholders as well want to into everybody in regards to this conversation that the company itself has gone from a negative to a positive. We have made significant changes as an organization, not only as the, if you will, the platform that we currently manage, to the overall operations of the organization. We've made changes that have been very cost effective for the organization, making the profit margin for our shareholders even better. We've done significant movements within the organization for key individuals, including myself, to try to implement the best possible outcome for you all.

Gerald W. Haddock
This is an exciting time for the company. And we've talked about that in other venues and on other media releases. What I want to do now is talk about, if you will, the future in front of us.

We are in the fourth quarter without question, but David, sometimes when you get in the fourth quarter to know what to do, you have got to go back and look at the history and figure out exactly how we got here. Some of this involves a need for capital to devote to deferred maintenance. So, I want to start making sure we get a real good platform on how this deferred maintenance, as you would call it, came about. Could you enlighten us with respect to when it started, what was the result, did it deteriorate and increase over time to get us to where we are today, and how has it impacted the business? I'm just going to turn the mic over to you.

David Strickland
All right. Looking back in the history of it all, Gerald, there are things historically that I really cannot specifically speak on. I can speak on the now, and speaking on the now, whenever the asset management fell underneath me and I started working directly with the property managers and with the engineers and such, for the organization, they came to me with several issues that just had been lingering upon them. Statements were made that they had made the request, but the request was not given to proceed for some of the needed repairs. I want to start with just some basic needed repairs

Gerald W. Haddock
We try to get it done.

David Strickland
Yes, sir.

Gerald W. Haddock
That's it. We do not put it off.

David Strickland
No, no, we don't. We get it done and we address those issues immediately at hand. We don't wait around and see if there's somebody that can move a dollar here or there in order to make it happen. We make the dollars happen then and there. And that's been the change that I've seen for the culture of the company is making it happen then and there. It's not a matter of wait time. It's not a matter of, you know, if somebody's approving or not approving it.

Gerald W. Haddock
You bring me the problem, you give me a solution, and I'll tell you if I'm satisfied with that solution or if you need to find another solution.

Well, I'll tell you what, let's pause and put some numbers around this maintenance.

David Strickland
Okay.

Gerald W. Haddock
Because it is fair to say that one way or the other, as the buyer started uncovering and brought issues to our attention we had, I remember a transaction we had last summer when it was just impossible to get the parts. You had a new HVAC unit and that, you know, tenants were complaining and trying to get it. Those are problems that could have been solved earlier, right?

David Strickland
Absolutely. Absolutely. They could have been solved earlier. You know, had the discretion been made at the time to just accept that, you know, distributions may or may not be given and we would have been able to hold the distributions and actually put that money towards a capital repair that needed to take place.

Gerald W. Haddock
So, as you took all these together, what would you place as an estimate attributed to the former regime of deferred maintenance that Silver Star got saddled with coming in and divide it into the first 90 days of expenditures and what you see as potential further deterioration over the next year or so.

David Strickland
So firsthand, know going into the 90-day process of it all, I mean we're looking at an estimated 12 million dollar factor there you know for all the properties that needed for all the stuff that needed to be addressed in the entire organization. I mean that's for all our legacy portfolio. And then if you look at the whole scheme of things of everything that needed to be done throughout the entire property, not just 90 days, just throughout historical I mean there was many capital items that needed to be addressed here and that's why this number is so high but it is a 32 million dollar number and it's a very large number.

Gerald W. Haddock
So, you were estimating we started a new company today or if we sold everything -that 32 million in one form or another, would be taken into account by a buyer.

David Strickland
Yes. If they were to look at every one of our assets and pick them up, that would have been a loss.

Gerald W. Haddock
And if we go forward with where we are now, can you break that 32 million into what we have on the remaining six? Or is that an unfair question at this point?

David Strickland
I would give it a rough shot, get a guesstimated figure, if you will, you know, we probably still have an $8 million factor against there with the legacy properties that we have.

Gerald W. Haddock
But with capital of 8 million to remediate the problems that should have been remediated earlier, we could make them really lease up to some extent.

David Strickland
Absolutely. It would make a dramatic impact.

Gerald W. Haddock
I think we've covered unless there's something else that you think I've missed that you'd like to talk about.

David Strickland
You know, the one thing I would like to mention and this goes to the shareholders, you the shareholders is that we're here to benefit you and the money that you have invested and we do that with the integrity of what's been instilled at us as professionals, as believers and you know that is just what we want to do. We want to create the value that they expected for the money that they invested. It's not just a job for us. This is something that is a passion for me and for my team. I'm proud to say that.

Gerald W. Haddock
I appreciate you saying that, David. I appreciate you working with us through this process and more importantly, in carrying out your mission, performing it to your utmost capability. It's an honor to be with you.

David Strickland
It's an honor to be here, sir.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants in the Solicitation

Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of May 29, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 1,172,436 shares, or 1.74%, of Silver Star common stock. Allen Hartman beneficially owned approximately 5,006,412 shares, or 7.43%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.